Exhibit 99.1

Media Contact: Erin Durkalski (847) 653-7535

Cole Taylor Bank Launches Major

Expansion of Retail Mortgage Business

Mortgage unit to

nearly double retail locations

CHICAGO, IL – June 20, 2012 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC) announced today that Cole Taylor Bank (the “Bank”) is implementing a major expansion of its Cole Taylor Mortgage (“CTM”) unit through the hiring of more than 60 new retail mortgage professionals currently employed by Amera Mortgage and located in Michigan, Indiana and Ohio. The expansion will nearly double the number of CTM’s retail mortgage origination offices and represents a 20% increase in CTM staffing.

In commenting on these plans, Mark A. Hoppe, President and Chief Executive Officer of the Bank, stated, “Since its inception in late 2009, Cole Taylor Mortgage has proven to be an important source of revenue and income diversification for the Bank. This expansion will provide CTM with a significant increase in its retail operations and greatly enhance the organization’s mortgage banking capabilities.”

Willie Newman, President of Cole Taylor Mortgage, added, “Retail lending is a key component of our strategy to grow and diversify our sources of production and revenue. As part of our efforts to expand our retail channel and provide us the ability to maximize opportunities in the markets we serve, we are pleased to welcome Mark Janssen, the CEO of Amera Mortgage, and his outstanding team to Cole Taylor Mortgage.”

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the $4.7 billion bank holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Through its divisions Cole Taylor Business Capital and Cole Taylor Mortgage, the Bank also provides asset based lending and residential mortgage loan products through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

Forward-looking statements: Certain statements in this press release constitute forward-looking statements. These forward-looking statements reflect our current expectation about certain prospects and opportunities, and anticipated or expected events. We have tried to identify these forward-looking statements by using words such as “may,” “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our performance and actual events in 2012 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.